Exhibit 99.1

November 11, 2009	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS REPORTS RESULTS FOR THE THIRD QUARTER;
UPDATES 2009 GUIDANCE AND PROVIDES PRELIMINARY 2010 GUIDANCE
THOMASVILLE, GA— Flowers Foods (NYSE: FLO) today reported results for the 12 and 40 weeks ended October 10, 2009. The company also updated its guidance for 2009 and provided preliminary guidance for 2010.

Highlights:
▪	Increased third quarter sales 4.6% year-over-year

▪	Improved operating margin to 8.5% of sales, a 20.5% year-over-year increase

▪	Delivered diluted earnings per share of $.34 for the quarter, a 17.2% increase year-over-year

▪	Generated net cash from operating activities of $49.9 million

▪	Increased year-over-year branded retail sales by 3.9%

▪	Anticipates sales growth of 7.5% to 8.0% and an increase of 7.0% to 9.4% in diluted earnings per share for the 52-week fiscal 2009 (excluding the gain on acquisition)

▪	Provided preliminary 2010 guidance for 2.5% to 4.5% sales growth and diluted earnings per share growth of 10% to 15%
George E. Deese, Flowers Foods’ Chairman, CEO, and President said, “I am pleased with the sales, operating margins, and earnings results we delivered in the face of continued pressures from the overall economy, the competitive landscape, and higher promotional activity in the bakery category. Our sales results were mixed as our direct-store-delivery (DSD) business took action to protect our market share through promotions while our warehouse business achieved higher snack cake sales, improved pricing/mix, and benefited from acquisitions.
“Going forward, our team remains focused on managing and investing in our businesses to ensure our ability to deliver strong results over the long term while taking the necessary actions to maintain our competitive market position in the near term,” Deese said.
Third Quarter Results
For the third quarter, sales increased 4.6% to $602.6 million over the $575.9 million reported for last year’s third quarter. Net income attributable to Flowers Foods was $31.9 million, or $.34 per diluted share, an increase of 16.5% over the $27.4 million, or $.29 per diluted share, reported for the 2008 third quarter. The quarter’s sales increase of 4.6% was achieved through a favorable pricing/mix of 1.4% and contributions from acquisitions of 4.2%, partially offset by 1.0% volume declines. Overall, the volume declines occurred primarily in the non-retail channel, specifically in the foodservice, vending, and institutional categories. In addition, heavy promotional activity within the retail channel negatively affected volumes in the branded white bread category. Partially offsetting these declines were increases in the branded breakfast bread, the branded multi-pack cake, and the branded soft variety bread categories. During the quarter, the company’s DSD sales grew at 1.6% due to a favorable pricing/mix of 1.8%, contribution from acquisitions of 3.5%, and a volume decline of 3.7%. Sales through warehouse delivery increased 20.0% reflecting positive pricing/mix of 5.6%, volume increases of 6.5%, and a contribution of 7.9% from the acquisition of a bakery mix plant during the second quarter of this year.
For the quarter, gross margin as a percent of sales was 46.5% compared to 48.1% in the third quarter of 2008. This decrease was due to increased ingredient costs as a percent of sales, partially offset by decreases in packaging and utility costs as a percent of sales, and improved manufacturing efficiencies.
Selling, marketing, and administrative costs as a percent of sales for the quarter were 34.9% compared to 37.7% in the prior year. This improvement as a percent of sales was due primarily to lower employee-related costs as a percent of sales and continuing efforts to reduce costs company-wide.
Depreciation and amortization expenses for the third quarter remained relatively stable as a percent of sales compared to the prior year despite increases in both depreciation and amortization resulting from acquisitions. Net interest income for the quarter decreased as a result of increased interest expense due to acquisition-related debt incurred in connection with acquisitions made in the second half of last year. The effective tax rate for the quarter was 35.5% as compared to 35.8% last year.
Operating margin for the third quarter was $51.1 million, or 8.5% of sales, an increase of 20.5% over the operating margin for the third quarter of 2008. EBITDA for the quarter was $70.1 million, or 11.6% of sales, an increase of 17.4% over last year’s third quarter.
During the third quarter, the company invested $19.1 million in capital improvements and paid dividends of $16.1 million to shareholders. This was the 28th consecutive quarterly dividend paid by Flowers Foods. During the third quarter, no shares were purchased under the share repurchase plan. During the first two quarters of 2009, the company repurchased a total of 1,230,391 shares at a cost of $27.6 million, an average of $22.45 per share. Since the inception of the share repurchase plan in 2002, the company has acquired 22.1 million shares of its common stock for $352.1 million, an average of $15.94 per share. The plan authorizes the company to repurchase up to 30.0 million shares of common stock.

Year-to-Date Results
Sales for the 40 weeks of 2009 increased 12.9% to $2.02 billion over the $1.79 billion reported for the 40 weeks of 2008. Net income attributable to Flowers Foods was $99.6 million, or $1.07 per diluted share, an increase of 14.3% over the $87.1 million, or $.94 per diluted share, reported for the 2008 40-week period. The sales increase of 12.9% was achieved through a favorable pricing/mix of 4.3% and a contribution of 9.1% from acquisitions, which were partially offset by a volume decrease of .5%. Overall, the volume declines occurred primarily in the non-retail channel, specifically in the foodservice, vending, institutional, and contract manufacturing categories. In the retail channel, the branded white bread category also experienced volume declines. Partially offsetting these declines were increases in the branded breakfast bread, the branded multi-pack cake, and the branded soft variety bread categories. Year-to-date, the company’s DSD sales grew at 12.8% due to a favorable pricing/mix of 3.3%, a contribution from acquisitions of 10.2%, and a volume decline of .7%. Sales through warehouse delivery increased 13.2%, reflecting positive pricing/mix of 9.9%, volume declines of .3%, and a 3.6% contribution from the bakery mix business acquired in the second quarter.
Gross margin for the 40-week period was 46.4% of sales compared to 47.5% for the 40-week period of 2008. This decrease was the result of higher ingredient costs as a percent of sales, partially offset by lower labor and packaging costs as a percent of sales and improved manufacturing efficiencies.
For the 40 weeks, selling, marketing, and administrative costs as a percent of sales were 35.6% compared to 37.2% last year. This improvement was due primarily to lower employee-related costs as a percent of sales and the continuing effort to reduce costs throughout the company. This decrease was achieved despite a significant increase in pension expense this year as compared to last year.
Depreciation and amortization expenses for the 40 weeks remained relatively stable as a percent of sales compared to the prior year despite increases in both depreciation and amortization resulting from acquisitions. Net interest income year-to-date decreased as a result of increased interest expense due to debt incurred in connection with the acquisitions made in the second half of last year. The effective tax rate for the year-to-date was 36.2% compared to 35.7% last year. This increase was the result of higher state tax benefits recorded last year and lower earnings of the company’s variable interest entity this year as compared to last year. The full-year tax rate is expected to be approximately 36.5%.
Year to date, operating margin was $159.2 million, or 7.9% of sales, an increase of 19.8% compared to last year’s 40-week period. EBITDA for the 40 weeks was $221.2 million, or 10.9% of sales, an increase of 18.1% over EBITDA for the 40-week period of 2008.

Guidance for Fiscal 2009 and Preliminary Guidance for Fiscal 2010
The company’s fiscal 2009 will be a 52-week year compared to 53 weeks in fiscal 2008. Deese said the company now expects sales growth of 7.5% to 8.0%, with acquisitions accounting for 6.8% to 7.2% of the increase. (The 53rd week of fiscal 2008 accounted for approximately 2.0% of sales for fiscal 2008, therefore, on a 52-week to 52-week comparison the 2009 sales growth would be 9.5% to 10.0%.) Sales for fiscal 2009 are expected to be $2.595 billion to $2.607 billion. For 2009, excluding the gain on acquisition recorded in the second quarter, net income is expected to be 4.9% to 5.0% of sales, or $127.1 million to $129.9 million. With approximately 92.8 million average shares outstanding, earnings per diluted share excluding the gain on acquisition of $.02 are expected to be $1.37 to $1.40, an increase of 7.0% to 9.4% over fiscal 2008. (The 53rd week of fiscal 2008 accounted for $.02 of diluted earnings per share, therefore, on a 52-week to 52-week comparison the 2009 earnings per share growth would be 8.7% to 11.1%.)
Capital spending in fiscal 2009 is expected to be approximately $70.0 million, including the company’s new bakery in Kentucky as well as costs for capital maintenance and efficiency improvements in the company’s other bakeries.
For fiscal 2010, the company preliminarily expects sales growth of 2.5% to 4.5%, excluding future acquisitions, and diluted earnings per share growth of 10% to 15%. Capital expenditures for fiscal 2010 are expected to be $85 million to $95 million.
The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.
Conference Call
Flowers Foods will broadcast its third quarter conference call over the Internet at 8:30 a.m. (Eastern) November 11, 2009. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the web cast link on the home page. The call also will be archived on the company’s Web site.
Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Among the company’s top brands are Nature’s Own, Whitewheat, Cobblestone Mill, Blue Bird, and Mrs. Freshley’s. Flowers operates 40 bakeries that are among the most efficient in the baking industry. Flowers Foods produces, markets, and distributes fresh bakery products that are delivered to customers daily through a direct-store-delivery system serving the Southeast, Mid-Atlantic, and Southwest as well as select markets in California and Nevada. The company also produces and distributes fresh snack cakes and frozen breads and rolls nationally through warehouse distribution. For more information, visit www.flowersfoods.com
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Investor Contact: Marta J. Turner, Executive VP/Corporate Relations, (229) 227-2348
Media Contact: Mary A. Krier, VP/Communications, (229) 227-2333

Flowers Foods
Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 12 Week	For the 12 Week	For the 40 Week	For the 40 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	10/10/09	10/04/08	10/10/09	10/04/08
Sales	$602,570	$575,937	$2,024,025	$1,793,300
Materials, supplies, labor and other production costs	322,245	298,792	1,085,046	942,356
Selling, marketing and administrative expenses	210,185	217,382	720,809	666,719
Depreciation and amortization	19,064	17,373	61,997	54,318
Gain on acquisition	0	0	3,013	0
Gain on sale	0	0	0	2,306
Gain on insurance recovery	0	0	0	686

Income before interest and income taxes (EBIT)	51,076	42,390	159,186	132,899
Interest income, net	98	1,011	737	7,165

Income before income taxes (EBT)	51,174	43,401	159,923	140,064
Income tax expense	18,150	15,519	57,969	50,012

Net income	33,024	27,882	101,954	90,052
Less: Net income attributable to noncontrolling interest	(1,098)	(467)	(2,306)	(2,905)

Net income attributable to Flowers Foods, Inc.	$31,926	$27,415	$99,648	$87,147

Per share amounts:
Net income attibributable to Flowers Foods, Inc.	$0.34	$0.29	$1.07	$0.94

Diluted weighted average shares outstanding	92,597	93,498	92,827	92,850

Flowers Foods
Segment Reporting
(000’s omitted)

	For the 12 Week	For the 12 Week	For the 40 Week	For the 40 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	10/10/09	10/04/08	10/10/09	10/04/08
Sales:
Direct-Store-Delivery	$488,344	$480,783	$1,664,094	$1,475,466
Warehouse Delivery	114,226	95,154	359,931	317,834

	$602,570	$575,937	$2,024,025	$1,793,300

EBITDA:
Direct-Store-Delivery	$61,978	$59,678	$199,090	$177,568
Warehouse Delivery	16,596	8,168	51,235	31,266
Flowers Foods	(8,434)	(8,083)	(29,142)	(21,617)

	$70,140	$59,763	$221,183	$187,217

Depreciation and Amortization:
Direct-Store-Delivery	$15,189	$13,851	$49,678	$41,962
Warehouse Delivery	3,738	3,622	12,045	12,000
Flowers Foods	137	(100)	274	356

	$19,064	$17,373	$61,997	$54,318

Flowers Foods
Condensed Consolidated Balance Sheet
(000’s omitted)

10/10/09
Assets
Cash and Cash Equivalents	$16,094
Other Current Assets	337,239
Property, Plant & Equipment, net	580,294
Distributor Notes Receivable (includes $12,480 current portion)	105,825
Other Assets	11,649
Cost in Excess of Net Tangible Assets, net	303,552

Total Assets	$1,354,653

Liabilities and Stockholders’ Equity
Current Liabilities	$234,727
Bank Debt (includes $15,000 current portion)	219,600
Other Debt and Capital Leases (includes $3,506 current portion)	27,338
Other Liabilities	176,098
Stockholders’ Equity	696,890

Total Liabilities and Stockholders’ Equity	$1,354,653

Flowers Foods
Condensed Consolidated Statement of Cash Flows
(000’s omitted)

	For the 12 Week	For the 40 Week
	Period Ended	Period Ended
	10/10/09	10/10/09
Cash flows from operating activities:
Net income	$33,024	$101,954
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	34,821	116,645
Changes in assets and liabilities	(17,973)	(52,368)

Net cash provided by operating activities	49,872	166,231

Cash flows from investing activities:
Purchase of property, plant and equipment	(19,093)	(47,276)
Acquisitions, net of cash acquired	0	(8,842)
Other	4,285	3,764

Net cash disbursed for investing activities	(14,808)	(52,354)

Cash flows from financing activities:
Dividends paid	(16,101)	(46,157)
Stock options exercised	736	2,560
Income tax benefit related to stock awards	0	1,386
Stock repurchases	0	(27,625)
Decrease in book overdraft	(4,196)	(7,904)
Proceeds from debt borrowings	194,600	650,600
Debt and capital lease obligation payments	(213,875)	(689,937)
Other	(234)	(670)

Net cash disbursed for financing activities	(39,070)	(117,747)

Net decrease in cash and cash equivalents	(4,006)	(3,870)
Cash and cash equivalents at beginning of period	20,100	19,964

Cash and cash equivalents at end of period	$16,094	$16,094

Flowers Foods
Reconciliation of Net Income to EBITDA
(000’s omitted)

	For the 12 Week	For the 40 Week
	Period Ended	Period Ended
	October 10, 2009	October 10, 2009
Net income attributable to Flowers Foods, Inc.	$31,926	$99,648
Net income attributable to noncontrolling interest	1,098	2,306
Income tax expense	18,150	57,969
Interest income, net	(98)	(737)
Depreciation and amortization	19,064	61,997

EBITDA	$70,140	$221,183